                                                                  EXHIBIT (b)(1)


             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
                            231 South LaSalle Street
                            Chicago, Illinois  60697


                             BANKERS TRUST COMPANY
                            One Bankers Trust Plaza
                           New York, New York  10006


                         BANCAMERICA ROBERTSON STEPHENS
                            231 South LaSalle Street
                            Chicago, Illinois  60697



                                         June 28, 1998



                      $55,000,000 Senior Credit Facilities
                               Commitment Letter
                               -----------------



Fremont Acquisition Company III, LLC
50 Fremont Street, Suite 3700
San Francisco, California  94105
Attn:  Mark Williamson, Managing Director

Ladies and Gentlemen:

          You have advised BancAmerica Robertson Stephens ("BARS"), Bank of America National Trust and Savings Association ("Bank of America") and Bankers Trust Company ("BT") that Fremont Acquisition Company III, LLC or a wholly owned or controlled affiliate thereof approved by us ("Fremont") and other potential investors ("Investors" and, together with Fremont, the "Buyers") intend to invest in a leveraged recapitalization transaction (the "Recapitalization") involving Global Motorsport Group, Inc. ("Target") pursuant to an Agreement and Plan of Merger (the "Acquisition Agreement"). We understand that the Recapitalization will be accomplished through the repurchase by Target pursuant to a self tender offer (the "Tender Offer") of shares of its common stock (including options) (collectively, the "Shares"), other than shares of common stock (the "Rollover Shares") which will continue to be held by certain shareholders and by an existing group of managers and executives of the Target (collectively, the "Rollover Shareholders"), for a maximum aggregate repurchase price not exceeding $106,000,000, provided that if more than 50% but less than approximately 92% of Target's outstanding common stock is acquired in connection with such repurchase, the remaining shares of common stock of Target (other than the Rollover Shares) may be converted, in a merger following such repurchase, into the right to receive a portion of the purchase price for such shares and common stock in Target. As part of the Recapitalization, Target will contribute all of its assets to a newly formed wholly-owned subsidiary (the "Borrower"), and Target will remain the direct parent of the Borrower. On the Acquisition Closing Date (as hereinafter defined), Fremont will own or control, directly or indirectly, at least 51% on a fully diluted basis of the outstanding Shares (not including for purposes of this calculation the Rollover Shares) of Target and Target will own 100% of the capital stock of the Borrower (in such capacity Target is sometimes referred to herein as "HoldCo"). The majority of the remaining shares of Target's common stock not owned by Fremont may be owned by the Rollover Shareholders. References herein to the "Acquisition" shall include the financings and all transactions related to the Recapitalization.

          You have also advised us that you propose to finance the Recapitalization (including the refinancing of existing indebtedness) and the related premiums, fees and expenses from the following sources: (a) HoldCo will receive a total of at least $67,600,000 of equity contributions consisting of at least $58,000,000 in new equity contributions and $9,600,000 of rolled over or continuing equity, all on terms to be agreed upon by you and us prior to the consummation of the Recapitalization, (b) Borrower will, concurrently with the consummation of the Recapitalization, require senior secured credit facilities (such credit facilities, the "Senior Credit Facilities" and each of which may be referred to as a "Senior Credit Facility") comprised of a $30,000,000 revolving credit facility (the "Revolving Credit Facility"), which will be available for ongoing working capital requirements and other corporate purposes (including permitted acquisitions) of the Borrower and its subsidiaries and a $25,000,000 term loan facility (the "Term Loan B Credit Facility"), (c) Borrower will require at least $80,000,000 in cash proceeds from the issuance of senior unsecured notes (the "Senior Notes") in a public offering or Rule 144A private placement and (d) HoldCo will require $25,000,000 in cash proceeds from the issuance of senior discount notes (the "HoldCo Senior Discount Notes") in a public offering or Rule 144A private placement.

     BARS is pleased to advise you that it is willing to act as exclusive arranger for the Senior Credit Facilities. Bank of America is pleased to advise you of its commitment to provide 80% of the entire amount of the Senior Credit Facilities and BT is pleased to advise you of its commitment to provide the remaining 20% of the entire amount of the Senior Credit Facilities. These commitments are several and not joint. The Statement of Terms and Conditions attached hereto as Exhibit A (the "Senior Credit Facilities Term Sheet"), sets forth the principal terms and conditions on and subject to which Bank of America and BT are willing to make the Senior Credit Facilities available.

          It is agreed that Bank of America will act as the sole and exclusive administrative agent in respect of the Senior Credit Facilities, that BT will act as sole and exclusive documentation agent in respect of the Senior Credit Facilities and that BARS will act as the sole and exclusive arranger in respect of the Senior Credit Facilities, and Bank of America, BT and BARS will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Senior Credit Facilities Term Sheet, and the Fee Letter referred to below) will be paid in connection with the Senior Credit Facilities unless you and we shall so agree.

          BARS intends to syndicate the Senior Credit Facilities to a group of financial institutions identified by Bank of America in consultation with you (the financial institutions participating in any such syndication or syndications are, together with Bank of America and BT, sometimes collectively referred to herein as the "Lenders"). BARS intends to commence syndication efforts relating to the Senior Credit Facilities promptly, and you agree actively to assist BARS in completing any syndication efforts in a manner satisfactory to it. Such assistance shall include (a) your using reasonable efforts to ensure that the syndication efforts benefit materially from the existing banking relationships of the Buyers, the Target and their respective affiliates, (b) direct contact between senior management and advisors of the Buyers and the Target and the proposed Lenders, (c) assistance in the preparation of a confidential information memorandum and other marketing materials to be used in connection with any syndication and (d) the hosting, with BARS, of one or more meetings of prospective Lenders.

          BARS, in consultation with you and BT, will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist BARS in its syndication efforts, you agree promptly to prepare and provide to BARS, Bank of America and BT all information with respect to Borrower, the Target and their respective subsidiaries, the Acquisition and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Senior Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the "Information") that has been or will be made available to Bank of America, BT or BARS by you or any of your representatives (in each case, with respect to Information furnished to Bank of America, BT or BARS prior to the date of commencement of the syndication of the Senior Credit Facilities, as supplemented promptly from time to time) is or will be, to the best of your knowledge, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to Bank of America, BT or BARS by you or any of your representatives have been or will be prepared in good faith based upon assumptions you believe to be reasonable (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized). You understand that in arranging and syndicating the Senior Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

          As consideration for Bank of America's and BT's commitments hereunder and BARS's agreement to perform the services described herein, you agree to pay, or to cause the Borrower to pay, to Bank of America and BT the nonrefundable fees set forth in the Senior Credit Facilities Term Sheet and in the fee letter dated the date hereof and delivered herewith (the "Fee Letter").

          Bank of America, BT and BARS shall be entitled with your consent, which shall not be unreasonably withheld, to change the structure or amount of, or to eliminate, any of the Senior Credit Facilities if Bank of America, BT and BARS determine that such changes are advisable in order to ensure a successful syndication or an optimal credit structure and if the aggregate amount of the Senior Credit Facilities shall remain unchanged.

          Bank of America's and BT's commitments hereunder and BARS's agreement to perform the services described herein are subject to (a) our completion of and satisfaction in all respects with a due diligence investigation of Borrower, the Target and their respective subsidiaries (including meetings with the management of the Target), (b) there not occurring or becoming known to us any change, occurrence or development that would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), future prospects or results of operations of Borrower, the Target and their respective subsidiaries, taken as a whole, (c) our not becoming aware after the date hereof of any material negative information or other matter affecting Borrower, the Target and their respective subsidiaries taken as a whole or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof, (d) there not having occurred and being continuing a material disruption of or material adverse change in the financial, banking or capital markets generally affecting credit facilities similar to the Senior Credit Facilities which, in our reasonable judgment, could reasonably be expected to materially impair the syndication of the Senior Credit Facilities, (e) our satisfaction that prior to and during the syndication of the Senior Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities (other than the Senior Notes and the HoldCo Senior Discount Notes) or bank financing by or on behalf of Borrower, HoldCo, the Target or any of their respective affiliates, (f) the negotiation, execution and delivery on or before September 30, 1998 of customary definitive documentation with respect to the Senior Credit Facilities satisfactory to Bank of America, BT, BARS and their respective counsel, and (g) the other conditions set forth or referred to in the Senior Credit Facilities Term Sheet.

          You agree (a) to indemnify and hold harmless Bank of America, BT, BARS, their affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Senior Credit Facilities, the use of the proceeds thereof, the Acquisition or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any customary legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not,
                                --------
as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a final judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Bank of America, BT, BARS and their affiliates on demand for all customary out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant's fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel (including, without duplication of effort, allocated costs of internal counsel)) incurred in connection with the Senior Credit Facilities and any related documentation (including this Commitment Letter, the Senior Credit Facilities Term Sheet, the Fee Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any indirect or consequential damages in connection with its activities related to the Facilities.

          This Commitment Letter shall not be assignable by you (except to the Borrower or to an affiliate of Fremont Acquisition Company III, LLC acceptable to us) without the prior written consent of Bank of America, BT and BARS (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the Borrower. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each of you, Bank of

America, BT and BARS. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, together with the Exhibits hereto and the Fee Letter are the only agreements that have been entered into among us with respect to the Senior Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. All of your obligations under this Commitment Letter and the Fee Letter shall be joint and several obligations.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Senior Credit Facilities Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, absent our advance written consent to any other person prior to your acceptance hereof except (a) to the officers, directors, agents and advisors of the Buyers and, on a confidential basis, the Target who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof). In addition, you agree not to disclose any portion of the contents of the Fee Letter at any time without our prior written consent, except as may be required by applicable law.

          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or Bank of America's or BT's commitments hereunder; provided, that your
                                                           --------
obligations under this Commitment Letter, other than those arising under the fourth and twelfth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Senior Credit Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Senior Credit Facilities Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, not later than 5:00 p.m., Chicago time, on June 30, 1998. Bank of America's and BT's commitments and BARS' agreements herein will expire at such time in the event Bank of America has not received such executed counterparts in accordance with the immediately preceding sentence.

          Bank of America, BT and BARS are pleased to have been given the opportunity to assist you in connection with this important financing.


                              Very truly yours,

                              BANK OF AMERICA NATIONAL TRUST AND
                              SAVINGS ASSOCIATION


                              By:_____________________________
                                   Name:______________________
                                   Title:_____________________


                              BANKERS TRUST COMPANY


                              By:_____________________________
                                   Name:______________________
                                   Title:_____________________


                              BANCAMERICA ROBERTSON STEPHENS


                              By:_____________________________
                                   Name:______________________
                                   Title:_____________________


Accepted and agreed to as of
the date first written above:



                              FREMONT ACQUISITION COMPANY III, LLC


                              By:_____________________________
                                   Name:______________________
                                   Title:_____________________

                                                                EXHIBIT A
                                                                ---------



                            SENIOR CREDIT FACILITIES

                       Statement of Terms and Conditions

                                  $55,000,000



          Fremont Acquisition Company III, LLC or a wholly owned or controlled affiliate thereof approved by us ("Fremont") and other potential investors ("Investors" and, together with Fremont, the "Buyers") intend, to invest in a leveraged recapitalization transaction (the "Recapitalization") involving Global Motorsport Group, Inc. ("Target") pursuant to an Agreement and Plan of Merger (the "Acquisition Agreement"). We understand that the Recapitalization will be accomplished through the repurchase by Target pursuant to a self tender offer (the "Tender Offer") of shares of its common stock (including options) (collectively, the "Shares"), other than shares of common stock (the "Rollover Shares"), which will continue to be held by certain existing shareholders and an existing group of managers and executives of the Target (collectively, the "Rollover Shareholders"), for a maximum aggregate repurchase price not exceeding $106,000,000, provided that if more than 50% but less than approximately 92% of Target's outstanding common stock is acquired in connection with such repurchase, the remaining shares of common stock of Target (other than the Rollover Shares held by certain members of Target's management) will be converted, in a merger following such repurchase, into the right to receive a portion of the purchase price for such shares and common stock in Target. As part of the Recapitalization, Target will contribute all of its assets to a newly formed wholly-owned subsidiary (the "Borrower"), and Target will remain the direct parent of the Borrower. On the Acquisition Closing Date (as hereinafter defined), Fremont will own or control, directly or indirectly, at least 51% on a fully diluted basis of the outstanding Shares (not including for purposes of this calculation the Rollover Shares) of the Target and Target will own 100% of the capital stock of the Borrower (in such capacity Target is sometimes referred to herein as "HoldCo"). The majority of the remaining shares of Target's common stock not owned by Fremont will be owned by the Rollover Shareholders. Set forth below is a statement of the terms and conditions for the Senior Credit Facilities:


I. Parties
   -------


Borrower:              A wholly owned subsidiary of the Target (the "Borrower").

Guarantors:            HoldCo and each of the Borrower's direct and indirect
                       subsidiaries (other than foreign subsidiaries to the extent guarantees by such subsidiaries would result in material adverse tax consequences) (collectively, the "Guarantors").

Arranger:              BancAmerica Robertson Stephens (in such capacity, the
                       "Arranger").

Administrative Agent:  Bank of America National Trust and Savings Association
                       ("Bank of America" and, in such capacity, the "Administrative Agent").


Documentation Agent:   Bankers Trust Company ("BT")

Lenders: A syndicate of banks, financial institutions and other entities, including Bank of America or one of its affiliates and BT or one of its affiliates, arranged by the Arranger in consultation with you (collectively, the "Lenders").

II. Types and Amounts of
    --------------------
    Senior Credit Facilities
    ------------------------

    A. Term Loan Facility
       ------------------

Type and Amount of
Facility:              Term loan facility ("Term Loan B Credit Facility") in the
                       amount of $25,000,000 (the loan thereunder, the "Term
                       Loan B") consisting of a seven year term loan facility.
                       Term Loan B shall be repayable in quarterly installments payable at the end of March, June, September and December of each year, commencing December 31, 1998, with the aggregate amount payable in each year equal to the amount set forth below opposite such year (and the installments in each year being equal except in 2005 when the first two (2) installments shall each equal $62,500 and the final installment shall equal $23,312,500);

                       Year                    Amount
                       ----                    ------
                       1998                     $62,500
                       1999                    $250,000
                       2000                    $250,000
                       2001                    $250,000
                       2002                    $250,000
                       2003                    $250,000
                       2004                    $250,000
                       2005                 $23,437,500



Availability:          Term Loan B shall be made in a single drawing on the
                       Acquisition Closing Date and shall be due and payable in full on the earlier of the seventh anniversary of the Acquisition Closing Date and September 30, 2005 (the
                       "Term Loan B Termination Date").

Purpose: The proceeds of Term Loan B shall be borrowed by Borrower and either (a) used to finance a portion of the Acquisition and to pay related fees and expenses or (b) distributed as a dividend or other advance or distribution to HoldCo concurrently with the satisfaction of the other conditions precedent to the disbursement of the Loans, provided the proceeds of the dividend or such other advance or distribution are used to repay indebtedness of HoldCo existing as of the date hereof.

B. Revolving Credit Facility
   -------------------------

Type and Amount of
Facility:              Five year revolving credit facility ("Revolving Credit
                       Facility") in the amount of $30,000,000 (the loans thereunder, variously referred to as the "Revolving
                       Credit Loans"; the Revolving Credit Loans and the Term
                       Loan B are collectively referred to as the "Loans" and each one of them is referred to as a "Loan").

Availability:          The Revolving Credit Facility shall be available on a
                       revolving basis during the period commencing on the Acquisition Closing Date and ending on the earlier of the fifth anniversary of the Acquisition Closing Date and September 30, 2003 (the "Revolving Credit Termination
                       Date").

Letters of Credit:     A portion of the Revolving Credit Facility not in excess
                       of an amount to be agreed upon shall be available for the
                       issuance of letters of credit (the "Letters of Credit")
                       by one of the Lenders or one of their affiliates (in such
                       capacity, the "Issuing Lender"). No Letter of Credit
                       shall have an expiration date after the earlier of (a)
                       one year after the date of issuance thereof and (b)
                       thirty days prior to the Revolving Credit Termination
                       Date, provided that any Letter of Credit with a one-year
                             --------
                       tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above).

                       Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Credit Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Credit Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.
                            --- ----

Maturity:              The Revolving Credit Termination Date.

Purpose: The proceeds of the Revolving Credit Loans shall be used to finance (a) a portion of the Acquisition and (b) the working capital needs and general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business, including to finance Permitted Acquisitions (as defined below).



III. Certain Payment Provisions
     --------------------------

Fees and Interest
Rates:                 As set forth on Annex I.

Optional Prepayments
and Commitment
Reductions:            The Term Loan B may be prepaid by Borrower and optional
                       prepayments shall be applied ratably against scheduled principal payments. Term Loan B prepayments may not be reborrowed. Revolving Credit Loans may be prepaid and commitments relating to Revolving Credit Loans may be reduced by the Borrower in minimum amounts to be agreed upon.

Mandatory Repayments
and Commitment
Reductions:            The following amounts shall be applied ratably to prepay
                       scheduled principal payments under Term Loan B until Term
                       Loan B is prepaid in full, then to repayment of the Revolving Credit Loans (and reductions in the commitments to make Revolving Loans in the amount of such repayments) until the Revolving Credit Loans are paid in full and then to reduce the commitments under the Revolving Credit
                       Facility:

                       (a) subject to exceptions to be agreed upon, 50% of the net proceeds of the sale or issuance of equity (to be reduced to 0.0% based upon a measure of performance to be determined) and 100% of the net proceeds of the incurrence of certain indebtedness after the Acquisition Closing Date by the Borrower or any of its subsidiaries; and

                       (b) subject to exceptions to be agreed upon, 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including a basket and capacity for reinvestment) to be agreed upon.

IV.  Collateral        The obligations of each of the Borrower and each
     ----------        Guarantor (collectively, the "Credit Parties") in respect
                       of the Senior Credit Facilities and any interest rate or foreign currency protection agreements in respect thereof provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in all of their respective tangible and intangible assets (including, without limitation, intellectual property, real property and all of the capital stock of the Borrower and each of its direct and indirect subsidiaries (limited to 65% of such capital stock in the case of foreign subsidiaries, to the extent a pledge of a greater percentage would result in material adverse tax consequences) and rights under the Acquisition Documentation (as defined in Exhibit B)), except for those assets as to which the Administrative
                       Agent and the Arranger shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.

V.   Certain Conditions
     ------------------

Initial Conditions:    The availability of the Senior Credit Facilities shall be
                       conditioned upon the completion and/or satisfaction on or before September 30, 1998, of the applicable conditions set forth in Exhibit B and other customary corporate and document delivery requirements (the date upon which all such conditions precedent shall be satisfied, the "Acquisition Closing Date").

On-Going Conditions:   The making of each extension of credit shall be
                       conditioned upon (a) the accuracy of all representations and warranties in the documentation (the "Senior Credit
                       Documentation") with respect to the Senior Credit
                       Facilities (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Senior Credit Documentation a "material adverse change" shall mean any event, development or circumstance that has had or would be reasonably likely to have a material adverse effect on (a) the Acquisition, (b) the business, assets, property, condition (financial or otherwise) or prospects of Borrower, HoldCo, the Target and their respective subsidiaries taken as a whole, or (c) the validity or enforceability of any of the Senior Credit
                       Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

VI.  Certain Documentation Matters
     -----------------------------

                       The Senior Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and
Warranties:            Financial statements (including pro forma financial
                       statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Senior Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens;
                       intellectual property; no burdensome restrictions; taxes;
                       Federal Reserve regulations; ERISA; Investment Company
                       Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; Acquisition
                       Documentation; and creation and perfection of security interests.

Affirmative Covenants: Delivery of financial statements, reports, accountants'
                       letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; programs to address year 2000 issues; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:   To include minimum interest coverage ratio, minimum fixed
                       charge coverage ratio and maximum leverage ratio.

Negative Covenants:    Limitations on: indebtedness; liens; guarantee
                       obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock and payments in respect of subordinated debt; capital expenditures;
                       investments, loans and advances; optional payments and modifications of subordinated and other debt instruments;
                       transactions with affiliates; sale-leasebacks; changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business; annual management fees and corporate allocations (not to exceed specified amounts); and changes in the passive holding company status of HoldCo.

                       Acquisitions will be permitted subject to the following conditions:

                       (a) The Borrower satisfies, and will continue to satisfy,
                           after giving effect (on a pro forma basis) to the relevant acquisition and any debt incurred in connection therewith, all financial covenants, and such acquisition is consummated on a "friendly" basis;

                       (b) No default or event of default has then occurred and
                           is continuing or would result therefrom;

                       (c) The purchase price (including assumed indebtedness
                           and the fair market value of any non-cash consideration) of the relevant acquisition does not exceed $15,000,000 individually and the purchase price of all such acquisitions since the Acquisition Closing Date does not exceed $50,000,000 in the aggregate; and

                       (d) An amount at least equal to $10,000,000 is available
                           to be borrowed under the Revolving Credit Facility after giving effect to the relevant acquisition.

                       Any acquisition which satisfies the foregoing conditions is referred to herein as a "Permitted Acquisition".

Events of Default:     Nonpayment of principal when due; nonpayment of interest,
                       fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain
                       ERISA events; material judgments; actual or asserted invalidity of any guarantee, security document, security interest or subordination provision; and a change of control (the definition of which is to be agreed).

Voting: Each amendment and waiver relating to the Senior Credit Facilities shall require the approval of Lenders holding in the aggregate not less than 51% of the amount of the respective Senior Credit Facility affected by such amendment or waiver, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount of any Loan or extensions of the final date of amortization or maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment, (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of Guarantors or all or substantially all of the collateral, and (c) subject to clause (a)(i) above, the consent of Lenders holding 66-2/3% of Term Loan B shall be required to change the scheduled amortization of Term Loan B.

Assignments
and Participations:    The Lenders shall be permitted to assign and sell
                       participations in their Revolving Credit Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and (so long as no event of default has occurred and is continuing) the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. Assignments of 100% of a Lender's interest shall be permitted without regard to a minimum assignment amount. Partial assignments (other than to another Lender or to an affiliate of a Lender) shall be subject to minimum assignment amounts to be determined.
                       Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters set forth in clause (a) above with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above and those matters set forth in clause (b) (ii) above. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Yield Protection:      The Senior Credit Documentation shall contain customary
                       provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex
                       I) on a day other than the last day of an interest period with respect thereto.

Expenses and
Indemnification:       The Borrower shall pay (a) all reasonable out-of-pocket
                       expenses of the Administrative Agent, Documentation Agent and the Arranger associated with the syndication of the Senior Credit Facilities and the preparation, execution, delivery and administration of the Senior Credit
                       Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel (including the allocated costs of internal counsel)) and (b) all out-of-pocket expenses of the Administrative Agent, Documentation Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel (including the allocated costs of internal counsel)) in connection with the enforcement of the Senior Credit Documentation.

                       The Administrative Agent, Documentation Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Governing Law and Forum:     State of New York.

Counsel to the
Administrative Agent
and the Arranger:            Katten Muchin & Zavis.

                                                                         Annex I
                                                                    to Exhibit A
                                                                    ------------


                           Interest and Certain Fees
                           -------------------------


Interest Rate Options: The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to:

                             the Base Rate plus the Applicable Margin; or

                             the Eurodollar Rate plus the Applicable Margin.

                       As used herein:

                       "Base Rate" means the highest of (i) the rate of interest publicly announced by Bank of America as its "reference rate" (the "Reference Rate"), and (ii) the federal funds effective rate from time to time plus 0.5%.
                                                        ----

                       "Applicable Margin" means:



                       (a) in the case of the Revolving Loans, (i) 1.25%, in the case of Base Rate Loans (as defined below) and (ii) 2.25%, in the case of Eurodollar Loans (as defined below); and

                       (b) in the case of Term Loan B, (i) 1.50% in the case of Base Rate Loans and (ii) 2.50% in the case of Eurodollar Loans.

                       The foregoing margins applicable to Revolving Credit Loans and Term Loan B shall be subject to change after the end of the second full fiscal quarter after the Acquisition Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default has occurred and is continuing.

                       "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) at which eurodollar deposits for one, two, three or six months (as selected by the Borrower) are offered to Bank of America in the interbank eurodollar market.

Interest Payment
Dates: In the case of Loans bearing interest based upon the Base Rate ("Base Rate Loans"), quarterly in arrears.

                       In the case of Loans bearing interest based upon the Eurodollar Rate ("Eurodollar Loans"), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:       The Borrower shall pay a commitment fee calculated at the
                       rate of 0.50% per annum on the average daily unused portion of each of the Revolving Credit Facility, payable quarterly in arrears.

                       The foregoing commitment fee shall be subject to change after the end of the second full fiscal quarter after the Acquisition Closing Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default has occurred and is continuing.

Letter of Credit Fees: The Borrower shall pay a commission on all outstanding
                       Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans that are Revolving Credit Loans on the face amount of each such Letter of Credit. Such commission shall be shared ratably among the Lenders participating in the Revolving Credit Facility and shall be payable quarterly in arrears.

                       A fronting fee equal to 0.25% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:          At any time when the Borrower is in default in the
                       payment of any amount due under the Senior Credit
                       Facilities, all Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant Base Rate Loans.

Rate and Fee Basis:    All per annum rates shall be calculated on the basis of a
                       year consisting of 360 (or 365/366 days, in the case of Base Rate Loans the interest rate payable on which is based on the Reference Rate) days for actual days elapsed.

                                                                       EXHIBIT B
                                                                       ---------


        The availability of the Credit Facilities, in addition to the conditions set forth in Exhibit A, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.



      (a) Each Credit Party shall have executed and delivered satisfactory definitive Credit Documentation and all conditions to the initial borrowings thereunder shall have been satisfied.

      (b) As a condition to the funding of the Senior Credit Facilities, HoldCo shall have received a total of at least $67,600,000 of equity contributions consisting of at least $58,000,000 from the proceeds of new common equity issued to the Buyers and their respective affiliates and investors and $9,600,000 of rolled over or continuing equity and at least $25,000,000 in gross proceeds from the issuance of the HoldCo Senior Discount Notes and Borrower shall have received at least $80,000,000 in gross proceeds from the issuance of the Senior Notes, in each case on satisfactory terms and conditions.

      (c) The Tender Offer shall have been initiated in accordance with applicable law and on satisfactory terms and the initial period for Shares to be tendered shall have expired. Fremont shall own or control (or have the right to control upon acceptance of the tendered Shares and payment of the price offered for the tendered Shares) without regard to the Rollover Shares at least 51% of the capital stock of HoldCo. The conditions governing any merger necessitated by the number of Shares tendered as a result of the terms of the Tender Offer and the Acquisition Agreement shall be satisfactory in all respects to the Lenders. The Acquisition Agreement and other related documentation (collectively, the "Acquisition Documentation") relating to the Acquisition shall have satisfactory terms and conditions, and no provision of such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect. Substantially all of the existing indebtedness of the Target and its subsidiaries shall have been repaid on satisfactory terms. The capitalization and structure of each Credit Party after the Acquisition shall be reasonably satisfactory in all respects.

      (d)  The Lenders shall have received evidence satisfactory to them that
      (i) the aggregate purchase price for all of the issued and outstanding Shares purchased shall not exceed $106,000,000, (ii) the cost of retiring in the money options relating to the Shares shall not exceed $9,000,000,
      (iii) the aggregate fees and expenses with respect to the Acquisition shall not exceed $16,200,000, and (iv) all of HoldCo's and

      Borrower's secured and unsecured indebtedness existing immediately prior to the Acquisition Closing Date in the estimated amount of $59,300,000 shall have been paid in full.

      (e) The Lenders, the Administrative Agent, the Documentation Agent and the Arranger shall have received all fees required to be paid in connection with the Senior Credit Facilities, and all expenses for which invoices have been presented, on or before the Closing Date.

      (f) All governmental and third party approvals necessary in connection with the Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the Acquisition or the financing thereof, except for such governmental and third party approvals the failure to obtain which could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, properties, results of operations or prospects of Borrower, the Target and their respective subsidiaries, taken as a whole.

      (g) The Lenders shall have received (i) audited financial statements of the Target for the fiscal years ending in 1996, 1997 and 1998 and (ii) unaudited interim consolidated financial statements of the Target for each fiscal month and quarterly period ended after the latest fiscal year referred to in clause (i) above as to which such financial statements are available and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Target and its subsidiaries, from what was reflected in the financial statements or projections previously furnished to the Lenders.

      (h)  The Lenders shall have received a pro forma consolidated balance
                                             --- -----
      sheet of the Target and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, adjusted to give effect to the consummation of the Acquisition and the financings contemplated hereby as if such transactions had occurred on such date prepared in accordance with Regulation S-X under the Securities Act and consistent in all material respects with the sources and uses of cash for the Acquisition as previously described to the Lenders and the forecasts previously provided to the Lenders.

      (i) The Lenders shall be satisfied that the pro forma EBITDA as prepared in accordance with Regulation S-X under the Securities Act of the Borrower for the latest twelve month period for which the relevant financial information is available shall equal at least $19,500,000.

      (j) The Lenders shall have received the results of a recent lien search in each relevant jurisdiction with respect to Borrower, the Target and their respective subsidiaries, and such search shall reveal no liens on any of the assets of Borrower, HoldCo, the Target and their respective subsidiaries except for liens permitted by the Senior Credit Documentation.

      (k) All documents and instruments required to perfect the Administrative Agent's security interest in the collateral under the Senior Credit Facilities shall have been executed and be in proper form for filing, and, in connection with the real estate collateral, the Administrative Agent shall have received title insurance policies, surveys, permits, certificates of occupancy and other customary documentation to the extent reasonably determined to be required by the Administrative Agent.

      (l) The Administrative Agent shall be reasonably satisfied with the insurance program to be maintained by the Borrower and its subsidiaries after the Acquisition.

      (m) The Lenders shall have received a satisfactory solvency certificate from the chief financial officer of the Borrower which shall document the solvency of the Borrower and its subsidiaries after giving effect to the Acquisition and the other transactions contemplated hereby.

      (n) The Lenders shall have received a reasonably satisfactory environmental audit with respect to certain real property owned or leased by the Target and its subsidiaries.

      (o) No default or event of default shall exist under the documentation relating to the Acquisition or the financing thereof.

      (p) None of the Borrower, the Target, HoldCo nor any of their respective affiliates and subsidiaries shall be subject to material contractual or other material restrictions that would be violated by the Acquisition other than indebtedness to be repaid on the date of the initial distribution of the Loans.

      (q) The Lenders shall have received such legal opinions (including opinions (i) from counsel to HoldCo, the Borrower and its subsidiaries,

      (ii) if reasonably available, delivered pursuant to the Acquisition Documentation, accompanied by reliance letters in favor of the Lenders and
      (iii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

      (r) The Senior Notes and the HoldCo Senior Discount Notes shall have been issued on terms and conditions and in form and substance reasonably satisfactory to the Administrative Agent.